Exhibit 99.1

GCT Semiconductor to Become Publicly Listed via Merger with Concord Acquisition Corp III, Enhancing the 5G Silicon Ecosystem

•	Pro forma valuation of GCT of $661 million, which includes up to 20.0 million performance-based earnout shares

•	Transaction values GCT at a pro forma enterprise value of approximately $461 million at closing

•	Transaction is expected to provide GCT with up to $87 million of gross proceeds to fund continued development of a full-band 5G chipset portfolio and expansion into new markets

•	Approximately $43 million to be funded via fully committed PIPE and convertible note financing from both existing and new investors of GCT

•	All GCT existing stockholders will retain their equity holdings through GCT’s transition into the publicly listed company at closing

SAN JOSE and NEW YORK, November 3, 2023 – GCT Semiconductor, Inc. (“GCT Semiconductor” or “GCT”), a leading fabless designer and supplier of advanced LTE, IoT and 5G semiconductor solutions, and Concord Acquisition Corp III (NYSE: CNDB) (“Concord”), a special purpose acquisition company, announced today that they have entered into a definitive business combination agreement that would result in GCT becoming a publicly traded company. Upon closing of the proposed transaction, the combined company will operate as GCT Semiconductor and is expected to be listed on the NYSE under the ticker symbol “GCTS”. The proposed transaction values GCT at an initial enterprise value of approximately $461 million, with a total pro forma enterprise value of $661 million, which includes 20.0 million performance-based earnout shares. The transaction is expected to provide the combined company with approximately $87 million of gross proceeds (assuming no redemptions from Concord’s trust account) at closing to fuel its continued growth.

“We are thrilled to partner with Concord who has a deep understanding of our technology, customer base, and the timing and potential of the 4G and 5G markets,” said John Schlaefer, President and Chief Executive Officer of GCT. “We believe that this transaction will strengthen GCT’s business operations and provide the funding needed to fuel our 5G product development and commercialization as the global markets transition from 4G to 5G. We are very excited for the future and look forward to continuing as a key supplier for the 5G ecosystem as customer volume and use cases increase and expand.”

“This transaction represents an important milestone for GCT as it continues its mission to innovate and develop market leading wireless solutions in the semiconductor industry,” said Dr. Kyeongho Lee, Chairman of the Board and Co-Founder of GCT. “We believe this transaction will not only enable GCT to achieve the next level of growth as a publicly traded company, but also bring significant value to our stockholders and customers whose loyalty and support have been critical to our success over the years.”

“GCT has developed an incredible amount of intellectual property and expertise over many years, as evidenced by their impressive roster of long-standing customers and partners,” said Jeff Tuder, Chief Executive Officer of Concord. “We envision a significant opportunity for GCT going forward as 5G wireless networks proliferate worldwide and GCT continues to increase its share of the market in the midst of a destabilized competitive environment. We look forward to working with GCT to capitalize on this exciting market opportunity.”

GCT Semiconductor Overview

GCT Semiconductor is a leading supplier of highly integrated 4G LTE and 5G semiconductor solutions. GCT offers SoC solutions integrating RF, baseband modem, digital signal processing and protocol stack as a total solution, providing optimal form factors, low power consumption, high performance, high reliability and cost effectiveness. GCT works collaboratively with a variety of global Tier 1 wireless operators, ODMs and OEMs to design differentiated solutions for rapidly growing non-handset wireless broadband applications. GCT has over 120 patents globally, engagements with multiple 5G partners, and proprietary Multi-antenna Modem and transceiver technology. The Company has successfully commercialized single-chip 4G (CAT3/4) LTE solution, 4x4 MIMO 4.5G (CAT7) LTE solution, and the 8RX 4.75G (CAT12) LTE solution. GCT is developing one of the most competitive and cost-effective full-band and full-features 5G chipset portfolio for global markets.

GCT Investment Highlights

•	Scarcity value and significant barriers to entry: GCT is one of only a handful of remaining companies worldwide with commercially-proven 4G LTE & 5G solutions, leveraging leading-edge multi-antenna modem tech to provide differentiated solutions to operators

•	Strong patent portfolio: GCT’s portfolio of over 120 patents and proprietary multi-antenna transceiver and modem technology promote long-term design relationships.

•	Proven ability to support major wireless programs: GCT has a proven history of supplying SoC and chipsets into major wireless platforms spanning CAT-1/M1/NB IoT and 4G CAT3 to 4.75G CAT12 mobile router and CPE.

•	4G to 5G transition a boon to ASPs and margins: 4x improvement in ASPs between 4G and 5G chipsets expected to drive significant inflection in revenue and gross margins in 2024 and beyond.

•	Multiple 5G development agreements demonstrate GCT’s importance to the industry: Multiple development agreements with operators, OEM and ODM partners position GCT as a valuable 5G silicon & software provider.

•	Strategic foundry relationship with Samsung for 8nm and below: GCT and Samsung Foundry enjoy a mutually beneficial foundry relationship providing secure access to leading-edge technology and manufacturing capacity as GCT’s 5G business ramps.

•	Strong growth driven by steady 4G business while 5G ramp is anticipated: 4G base business expected to be supplemented by rapid 5G revenue ramp driven by volume demand from existing development partners.

Summary of the Transaction

Concord has agreed to combine with GCT based on a $661 million pro forma enterprise valuation, which includes 20.0 million performance-based earnout shares to GCT stockholders.

The transaction is expected to deliver up to $87 million of gross proceeds to the company, consisting of $43 million fully committed common stock PIPE and convertible note financing and up to approximately $43 million from Concord’s trust account that may become available to the company at closing (assuming no redemptions from Concord’s trust account).

The transaction has been unanimously approved by the boards of directors of each of Concord and GCT and is subject to approval by each party’s respective stockholders and other customary closing conditions. The transaction is expected to close in the first quarter of 2024.

At closing, GCT’s board of directors is expected to be comprised of seven members, two of whom will be nominated by Concord’s sponsor with the remainder nominated by GCT.

Upon completion of the transaction, the combined company is expected to trade on the NYSE under the ticker symbol “GCTS”.

Additional information about the proposed transaction, including a copy of the Business Combination Agreement and an investor presentation, will be provided in one or more current reports on Form 8-K to be filed by Concord Acquisition Corp III with the United States Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

TD Cowen is acting as exclusive financial advisor and lead capital markets advisor to Concord, and Cohen & Company Capital Markets, a division of JVB Financial, LLC, is acting as a capital markets advisor to Concord. B. Riley Securities, Inc. is acting as the exclusive financial advisor to GCT. Greenberg Traurig, LLP is acting as legal advisor to Concord. Morgan, Lewis & Bockius LLP is serving as legal advisor to GCT. DLA Piper LLP (US) is acting as legal advisor to TD Cowen and B. Riley Securities, Inc.

About GCT Semiconductor

GCT Semiconductor is a leading fabless designer and supplier of advanced 5G and 4G LTE semiconductor solutions. GCT’s market-proven solutions have enabled fast and reliable 4G LTE connectivity to numerous commercial devices such as CPEs, mobile hotspots, routers, M2M applications and smartphones, etc., for the world’s top wireless carriers. GCT’s system-on-chip solutions integrate radio frequency, baseband modem and digital signal processing functions, therefore offering complete 4G and 5G platform solutions with small form factors, low power consumption, high performance, high reliability, and cost effectiveness. For more information, visit www.gctsemi.com.

About Concord Acquisition Corp III

Concord Acquisition Corp III is a special purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the financial services or financial technology industries. It is sponsored by Concord Sponsor Group III LLC, an entity affiliated with Atlas Merchant Capital LLC, an investment firm that offers debt and equity investment strategies, seeking long-term value through differentiated expertise in financial services and credit markets.

Concord raised $345 million in its initial public offering in November 2021 and is listed on the NYSE under the symbol "CNDB".For more information visit: cndb.concordacquisitioncorp.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, Concord’s and GCT’s expectations with respect to the proposed business combination between Concord and GCT, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the enterprise valuation of GCT, market opportunities for GCT’s products and technology, GCT’s projected future results and anticipated industry trends, including the 4G and 5G markets. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Concord’s and GCT’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: the risk that the transaction may not be completed in a timely manner or at all,; the risk that the transaction may not be completed by Concord’s business combination deadline, even if extended; the failure to satisfy the conditions to the consummation of the transaction, including stockholder approval of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; the effect of the announcement or pendency of the transaction on GCT’s business relationships, performance, and business generally; the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the post-combination company to grow and manage growth profitability and retain its key employees; costs related to the business combination; the outcome of any legal proceedings that may be instituted against GCT or Concord following the announcement of the proposed business combination, the inability to meet and maintain the listing of Concord or the combined company on NYSE; the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, including the growth of 5G market; the risk of economic downturns that affects GCT’s business operation and financial performance; the risk that GCT may not be able to develop and design its products acceptable to its customers; actual or potential conflicts of interest of the Company’s management with its public stockholders; and other risks and uncertainties indicated from time to time in the registration statement on Form S-4, including the proxy statement/prospectus contained therein, to be filed relating to the business combination, including those under the “Risk Factors” section therein and in Concord’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and GCT and Concord assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

In connection with the proposed business combination and related transactions contemplated in connection therewith, Concord intends to file with the SEC a registration statement on Form S-4, which will include a preliminary proxy statement/prospectus of Concord in connection with the transaction and related matters. After the registration statement on Form S-4 is declared effective, Concord will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. This communication does not contain any information that should be considered by Concord’s stockholders concerning the transaction and is not intended to constitute the basis of any voting or investment decision in respect of the transaction or the securities of Concord. Concord’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus, and amendments thereto, and definitive proxy statement/prospectus in connection with Concord’s solicitation of proxies for its stockholders’ meeting to be held to approve the transaction and related matters because the proxy statement/prospectus will contain important information about Concord, GCT and the Transactions.

The definitive proxy statement/prospectus will be mailed to stockholders of Concord as of a record date to be established for voting on the transaction and related matters. Stockholders may obtain copies of the registration statement, proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Concord, when available, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Concord Acquisition Corp III, Attn: Corporate Secretary, 477 Madison Avenue, 22nd Floor, New York, NY 10022.

Investment in any securities described herein has not been approved or disapproved by the SEC or any other regulatory authority nor has any authority passed upon or endorsed the merits of the business combination or the accuracy or adequacy of the information contained herein. Any representation to the contrary is a criminal offense.

Participants in Solicitation

Concord, GCT and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Concord’s stockholders in connection with the transaction. Information about the directors and executive officers of Concord is set forth in Concord’s Annual Report on Form 10-K filed with the SEC on February 27, 2023. Additional information regarding the participants in the proxy solicitation and the interests of those persons may be obtained by reading the proxy statement/prospectus regarding the transaction when it becomes available. When available, you may obtain free copies of these documents as described above.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction, neither is it intended to nor does it constitute an offer to sell or purchase, nor a solicitation of an offer to sell, buy or subscribe for any securities, nor is it a solicitation of any vote in any jurisdiction pursuant to the transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

For Media:

Sophie Heerinckx, GCT Semiconductor, sophieh@gctsemi.com

For Investors:

Cosette Gastelu, Penta Group

cosette.gastelu@pentagroup.com

John Schlaefer, GCT Semiconductor, jschlaefer@gctsemi.com